EXHIBIT 99.1

INSITUFORM TECHNOLOGIES, INC.
STOCK PURCHASE PROGRAM

ESTABLISHMENT AND PURPOSE

Insituform Technologies, Inc. (“Company”) hereby establishes this Stock Purchase Program (“SPP”) to allow eligible employees of the Company and its designated subsidiaries to purchase shares of Insituform common stock through payroll deduction without incurring brokerage commissions or other service charges. The SPP shall be effective July 1, 2006 and shall continue until terminated by the Company.

ELIGIBILITY

Each employee of the Company and its designated subsidiaries (“Employer”) who (1) has attained age 18; (2) is classified by the Employer as a full-time employee or a part-time employee regularly scheduled to work twenty or more hours per week; and (3) is a U.S. citizen or resident shall be eligible to participate in the SPP; provided, however, the SPP excludes any employee who is included in a unit of employees covered by a collective bargaining agreement between employee representatives and the Company, if such agreement does not provide for participation in the SPP and provided further that retirement, stock ownership, and/or profit sharing benefits were the subject of good faith bargaining between such employee representatives and the Company.

PARTICIPATION

Each eligible employee may elect to participate in the SPP commencing on the effective date by submitting an enrollment form in the time and manner specified by the Company. Thereafter, an eligible employee may participate in the SPP effective as of the first day of January, April, July or October. An eligible employee may elect to discontinue participation or increase or decrease contributions at any time by written notice to the Company in the time and manner specified by the Company, which will be effective as soon as administratively feasible following such election. An eligible employee who discontinues participation may elect to resume participation as of the first day of any subsequent calendar quarter. An election will automatically terminate on termination of the eligible employee’s employment with the Company and its participating subsidiaries.

Participation in the SPP is entirely voluntary on the part of any employee.

CONTRIBUTIONS

An eligible employee may make after-tax payroll deduction contributions in amounts not less than $5 per week and not more than 10% of the employee’s pay per payroll period; provided that no employee may contribute more than $25,000 per calendar year. For purposes of the SPP, pay means base pay, commissions and overtime pay payable in cash to the eligible employee. Payroll deductions will be made in conformity with the Employer’s payroll deduction schedule and practices.

All SPP contributions made by an employee will be credited to a non-interest bearing SPP account maintained by the Company or the administrator appointed by the Company (“Administrator”) on behalf of the employee (“Account”). The Company or Administrator will make the credit as soon as practicable after the contributions are withheld from the employee’s pay.

No cash shall be set aside with respect to an employee’s Account. Nothing contained in this SPP and no action taken pursuant to the provisions hereof shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or the Employer and any employee or any other person with respect to an Account. Cash amounts credited to an Account at any time and from time to time shall be the general assets of the Employer. To the extent that any person acquires a right to receive the benefit of amounts credited to an Account, such right shall be that of an unsecured general creditor of the Employer.

PURCHASE OF COMPANY STOCK

As soon as practicable but not later than the fifth business day following the end of each month, the Administrator shall purchase in the open market shares of the Company’s Class A common stock (“Stock”) with the aggregate amount credited to the employee Accounts as of such date. The Stock purchased for each employee, including fractional shares, shall be credited to a Stock Account for such employee. If the purchase of such Stock is made in multiple transactions, an average price will be used to allocate the Stock to employee Accounts. Dividends paid on Company Stock will automatically be reinvested in additional shares of Stock and credited to employees’ Stock Accounts based on the full and fractional shares in such Accounts on the dividend record date. The Administrator will periodically provide to each participant a statement summarizing the transactions in the participant’s Stock Account.

Notwithstanding the preceding, the Company may at any time in its sole discretion impose restrictions on any employee’s right to buy Stock to the extent deemed necessary by the Company to ensure compliance with applicable securities laws. The Company shall provide advance written notice of any such restrictions.

If the Company terminates or suspends the SPP, any cash amounts then credited to an employee’s Account will be returned to the employee as soon as practicable.

PARTICIPANT STOCK ACCOUNTS

An employee may at any time request that the whole shares of Stock then credited to the employee’s Stock Account be issued to the employee or that such Stock be transferred to a brokerage account designated by the employee. An employee may sell Stock in such Employee’s Stock Account by contacting the Administrator. Neither the issuance of Stock to an employee nor the sale of Stock from the employee’s Account will affect the employee’s right to make SPP contributions as provided above. The Stock Account of a terminated employee will be maintained by the Administrator for a period of up to one year. At the end of such period, the former employee will be issued stock certificates for the number of whole shares in the Account, and cash for any fractional share.

SPP EXPENSES

All costs and expenses incurred in the administration of the SPP will be paid by the Company. Any brokerage fees or expenses for the sale or transfer of Stock by an employee and any dividend reinvestment fees or expenses will be borne by that employee.

NO TRANSFER OR ASSIGNMENT

The rights of an employee under the SPP may not be sold, pledged, assigned or transferred, voluntarily or involuntarily, and any such attempted sale, pledge, assignment or transfer shall be without effect.

RIGHTS AS STOCKHOLDER

An employee will become a stockholder with respect to Stock only when the purchase of such Stock is completed by the Administrator. At that time, the employee shall have the same rights as other stockholders, including voting rights and the right to receive dividends.

RIGHTS AS EMPLOYEE

The SPP is not a contract of employment, and participation in the SPP will not confer on any employee the right to be retained in the employ of the Company or any Employer. An employee’s enrollment in the SPP shall constitute a waiver of any and all rights to compensation or damages relating to the cessation of such employee’s eligibility to participate in the SPP upon termination of the SPP or termination of the employee’s employment for any reason whatsoever.

LIABILITY FOR TAXES

Each employee shall be responsible for, and will indemnify the Employer against, any federal, state or local income or other applicable taxes, including any interest or penalties relating thereto, to which the employee may be subject as a result of the employee’s participation in the SPP or the employee’s sale of Stock acquired thereunder.

AMENDMENT AND TERMINATION

The Company reserves the right to amend the SPP from time to time, provided that no amendment will reduce the amount of an employee’s Account balance. Further, the Company reserves the right to terminate the SPP at any time. No contributions will be withheld from any employee after the SPP is terminated.

ACTIONS BY THE COMPANY

Any action taken by the Company with respect to the SPP will be by resolution of its Board of Directors or by a person or persons authorized by the Board of Directors to take such action.

The undersigned hereby certifies that this SPP was duly adopted by the Board of Directors of the Company on April 25, 2006.

/s/ David F. Morris
Name

Vice President
Title